Exhibit 99.14

Amendment No. 2 to the HG Supplementary Agreement

This AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT (the “Second Amendment”) is made and entered into as of July 9, 2021, between IG4 Capital Infrastructure Investments LP, an investment fund organized under the laws of Scotland (the “Offeror”), and Hernando Alejandro Constancio Graña Acuña (“Mr. Graña Acuña”), in witness of Rosanna Tori Devoto (“Mrs. Tori Devoto”).

Reference is made to the HG Supplementary Agreement dated June 3, 2021, as amended on July 2, 2021, entered into by the Offeror and Mr. Graña Acuña, in witness of Mrs. Tori Devoto (the “Supplementary Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the TOSA, the Trust Agreement or the Supplementary Agreement, as applicable.

By means of this Second Amendment, the Offeror and Mr. Graña Acuña have agreed to partially amend the Supplementary Agreement, in order to replace Section 7 of the Supplementary Agreement in its entirety, as follows:

“7. Transfer of Shares

The possibility to transfer the HG Shares and/or the Tori Shares under the HG Shares Encumbrance, as mentioned and following the order established in Sections 3, 4 and 5 above taking into account possible partial cancellations of the HG Shares Encumbrance, to the Trust and to the Offeror, respectively, shall be offered and made available by the Offeror to all shareholders of the Company in the same terms and conditions as those described in Sections 3 and 4 above, and will be conducted in accordance with applicable Laws in the Republic of Peru and the United States of America.

Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, will be entitled, as agreed with the Offeror, to withdraw Trust Shares from the Trust. If Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, is not capable of selling all the HG Shares and/or the Tori Shares mentioned in Section 4 above, then Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, will transfer its remaining HG Shares and/or Tori Shares to the Trust and such HG Shares and/or Tori Shares shall be regulated under the same terms and conditions as the “Acciones Adicionales” (as defined in the Trust Agreement), and which shall also be offered and made available to all shareholders of the Company in the same terms and conditions.”

IN WITNESS WHEREOF, each of the Offeror and Mr. Graña Acuña have caused this Second Amendment to be executed by its respective officers thereunto duly authorized.

[Signature page below]

Signature page of the AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror and Mr. Graña Acuña

IG4 Capital Infrastructure Investments LP

By:	/s/ Roberto Mac Lean
Name:	Roberto Mac Lean
Title:	Authorized Person

Signature page of the AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror, and Mr. Graña Acuña

Hernando Alejandro Constancio Graña Acuña:

By:	/s/ Carlos Enrique Arata Delgado
Name:	Carlos Enrique Arata Delgado
Title:	Authorized Person

Intervention by

Rosanna Tori Devoto:

By:	/s/ Carlos Enrique Arata Delgado
Name:	Carlos Enrique Arata Delgado
Title:	Authorized Person